Exhibit 99.1

C.H. Robinson Worldwide, Inc.

8100 Mitchell Road, Suite 200

Eden Prairie, Minnesota 55344

Chad Lindbloom, VP and chief financial officer (952) 937-7779

Angie Freeman, investor relations (952) 937-7847

FOR IMMEDIATE RELEASE

C.H. ROBINSON REPORTS THIRD QUARTER RESULTS

MINNEAPOLIS, October 21, 2003 — C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (NASDAQ:CHRW), today reported financial results for the three months and nine months ended September 30, 2003.

For the third quarter, gross profit increased 10.3 percent to $135.8 million in 2003 from $123.1 million in 2002. Income from operations increased 10.5 percent to $46.8 million in 2003 from $42.4 million in 2002. Net income increased 11.4 percent to $28.9 million in 2003 from $26.0 million in 2002. Diluted net income per share increased 13.3 percent to $0.34 per share in 2003 from $0.30 per share in 2002.

For the nine months ended September 30, gross profit increased 13.0 percent to $404.9 million in 2003 from $358.3 million in 2002. Income from operations increased 16.4 percent to $136.4 million in 2003 from $117.2 million in 2002. Net income increased 17.6 percent to $84.7 million in 2003 from $72.0 million in 2002. Diluted net income per share increased 16.7 percent to $0.98 per share in 2003 from $0.84 per share in 2002.

“Our multimodal, integrated service model continues to be an important advantage in this environment,” said John P. Wiehoff, chief executive officer of C.H. Robinson. “Our people have again done a great job marketing aggressively, winning new business and growing with our existing customers by consistently providing value and excellent service. Our culture of flexibility and doing whatever it takes to serve our customers enabled us to continue our growth and meet our goals for the quarter, while being able to overcome additional operational challenges for our customers and ourselves such as Hurricane Isabel and the East Coast blackouts. We remain focused on executing our long-term growth strategy and are confident we’re well-positioned for the future.”

For the third quarter, total Transportation gross profit increased 10.7 percent to $115.4 million in 2003 from $104.2 million in 2002. The increase in our truck transportation business of 9.2 percent was driven primarily by volume growth in both truckload and less-than-truckload transactions, while profit per transaction was virtually unchanged. Increased market share with our large customers, coupled with new account development, drove our volume growth.

Our intermodal gross profit growth of 36.9 percent in the third quarter of 2003 was the result of increased volumes and margin expansion. Volume growth was driven by our aggressive sales

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October 21, 2003

efforts and a stronger focus on mode conversion opportunities for our customers. The margin expansion was due primarily to prior-year market conditions, which caused our margins last year to shrink. Margins in 2003 returned to levels more consistent with historical results.

Our combined air and ocean gross profits increased 5.5 percent this quarter compared to the third quarter of 2002. Timing issues impacted our growth rate this quarter, as some of our customers’ shipping patterns occurred in different periods than was the case in 2002.

Miscellaneous transportation gross profit consists of customs brokerage fees, transportation management fees, warehouse and cross-dock services, and other miscellaneous transportation related services. The increase of 15.8 percent in the third quarter was driven by an increase in transportation management fees, offset by a decrease in our customs brokerage fees.

For the third quarter, Sourcing gross profit increased 7.0 percent to $13.0 million in 2003 from $12.1 million in 2002. We continue to see increases in volume and gross profit in our integrated relationships with large retailers and foodservice providers, offset by a decline in our business with produce wholesale customers.

For the third quarter, Information Services gross profit increased 10.9 percent to $7.5 million in 2003 from $6.8 million in 2002, primarily due to transaction growth. Following industry trends, T-Chek changed its pricing during the first quarter of 2002, which generated additional gross profit growth through the first quarter of 2003. Our growth rates in the second and third quarters of 2003 were no longer impacted by this price change.

For the quarter, personnel expense as a percentage of gross profit increased to 49.5 percent in 2003 from 48.1 percent in 2002. The increase is largely attributable to an accrual for anticipated restricted stock grants in 2003, as announced last quarter.

For the quarter, selling, general, and administrative expenses increased 1.3 percent to $21.8 million in 2003 from $21.5 million in 2002. Increased travel expenses were offset by a slight decline in our depreciation expense. While many of our expenses are variable, we gain leverage in periods of growth.

Founded in 1905, C.H. Robinson Worldwide, Inc., is one of the largest third-party logistics companies in North America. C.H. Robinson is a global provider of multimodal transportation services and logistics solutions, serving 15,000 customers through a network of 151 offices in North America, South America, Europe and Asia. C.H. Robinson maintains one of the largest networks of motor carrier capacity in North America through contracts with more than 20,000 motor carriers, and is one of the largest third-party providers of intermodal services in the United States.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and

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October 21, 2003

uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as market demand and pressures on the pricing for our services; changing market conditions, competition and growth rates within the third-party logistics industry; availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to integrate the operations of acquired companies with our historic operations successfully; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; changing economic conditions such as general economic slowdown, decreased consumer confidence, fuel shortages and the impact of war on the economy; and other risk and uncertainties detailed under “Cautionary Statement” in Exhibit 99.1 to C.H. Robinson’s Annual Report on Form 10-K filed on March 17, 2003.

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October 21, 2003

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(In thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2003	2002	2003	2002
Gross revenues and management fees	$919,338	$872,245	$2,671,288	$2,454,996

Gross profits:
Transportation:
Truck	$99,384	$90,999	$298,600	$266,675
Intermodal	7,851	5,736	20,452	14,970
Ocean	4,317	4,339	14,164	12,479
Air	1,137	830	2,964	2,229
Miscellaneous	2,661	2,298	8,120	6,453

Total transportation	115,350	104,202	344,300	302,806
Sourcing	12,953	12,105	38,561	36,447
Information services	7,518	6,777	22,076	18,998

Total gross profits	135,821	123,084	404,937	358,251

Operating costs and expenses:
Personnel expenses	67,258	59,234	202,224	176,754
Selling, general and administrative expenses	21,755	21,486	66,293	64,324

Total operating costs and expenses	89,013	80,720	268,517	241,078

Income from operations	46,808	42,364	136,420	117,173
Investment and other income:
Interest income and other	283	422	1,494	1,343
Nonqualified deferred compensation investment gain (loss)	61	(242)	244	(483)

Investment and other income	344	180	1,738	860

Income before provision for income taxes	47,152	42,544	138,158	118,033
Provision for income taxes	18,248	16,593	53,467	46,034

Net income	$28,904	$25,951	$84,691	$71,999

Net income per share (basic)	$0.34	$0.31	$1.00	$0.85
Net income per share (diluted)	$0.34	$0.30	$0.98	$0.84
Weighted average shares outstanding (basic)	84,401	84,292	84,375	84,302
Weighted average shares outstanding (diluted)	86,228	85,500	85,993	85,731

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CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(In thousands)

	September 30, 2003	December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$178,901	$132,999
Available-for-sale securities	45,620	45,227
Receivables	438,453	391,670
Other current assets	16,715	18,676

Total current assets	679,689	588,572
Net property and equipment	23,902	26,476
Intangible and other assets	163,514	162,103

	$867,105	$777,151

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable	$299,585	$275,157
Accrued compensation	42,145	39,533
Other accrued expenses	24,208	28,784

Total current liabilities	365,938	343,474
Long term liabilities:
Deferred tax liability	9,887	6,280
Nonqualified deferred compensation obligation	2,378	1,567

Total long term liabilities	12,265	7,847

Total liabilities	378,203	351,321
Total stockholders’ investment	488,902	425,830

	$867,105	$777,151

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C. H. Robinson Worldwide, Inc.

October 21, 2003

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(In thousands, except operational data)

	Nine months ended September 30,
	2003	2002
Operating activities:
Net income	$84,691	$71,999
Depreciation and amortization	8,142	10,661
Other non-cash expenses	10,936	6,757
Net changes in operating elements	(28,633)	(15,728)

Net cash provided by operating activities	75,136	73,689
Investing activities:
Net property additions	(4,291)	(5,924)
Cash paid for acquisition	—	(15,716)
Net purchases of investments	(403)	(25,098)
Other assets, net	(2,232)	(1,303)

Net cash used for investing activities	(6,926)	(48,041)
Financing activities:
Net repurchases of common stock	(3,240)	(3,551)
Cash dividends	(20,281)	(15,201)

Net cash used for financing activities	(23,521)	(18,752)
Effect of exchange rates on cash	1,213	(1,013)

Net increase in cash and cash equivalents	45,902	5,883
Cash and cash equivalents, beginning of period	132,999	115,741

Cash and cash equivalents, end of period	$178,901	$121,624

	As of September 30,
	2003	2002
Operational Data:
Employees	4,044	3,751
Branches	151	146

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